UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 8, 2010

The First Marblehead Corporation

(Exact name of registrant as specified in charter)

Delaware	001-31825	04-3295311
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

The Prudential Tower
800 Boylston Street, 34th Floor
Boston, Massachusetts	02199-8157
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (800) 895-4283

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

Settlement with The Education Resources Institute, Inc.

On October 8, 2010, The First Marblehead Corporation (the “Corporation”), First Marblehead Education Resources, Inc. (“FMER”) and First Marblehead Data Services, Inc. (“FMDS,” and together with the Corporation and FMER, “First Marblehead”) entered into a stipulation (the “Stipulation”) with The Education Resources Institute, Inc. (“TERI”) and the Official Committee of Unsecured Creditors of The Education Resources Institute, Inc. FMER and FMDS are wholly owned subsidiaries of the Corporation.

Except as otherwise noted below, the Stipulation resolves all claims and controversies among First Marblehead and TERI, which filed a voluntary petition for relief under chapter 11 of the United States Bankruptcy Code on April 7, 2008 and rejected its agreements with the Corporation and FMER as of May 31, 2008.  The Stipulation remains subject to approval of the U.S. Bankruptcy Court for the District of Massachusetts (the “Bankruptcy Court”), which has scheduled a hearing on the matter on October 18, 2010.

In October 2008, the Corporation and FMER asserted claims against TERI’s bankruptcy estate in the aggregate amount of $87.0 million, including damages related to the rejection by TERI of its contracts with the Corporation and FMER. In addition, FMDS asserted claims, unliquidated in amount, seeking indemnification and reimbursement for fees incurred as administrator of securitization trusts holding TERI-guaranteed private education loans. TERI has stated that it believes First Marblehead could conceivably demonstrate valid claims in the aggregate amount of $13.8 million.

If the Bankruptcy Court enters an order approving the Stipulation, among other things:

•                  The Corporation and FMER would have allowed unsecured, non-priority claims against TERI’s bankruptcy estate in the aggregate amount of approximately $28.1 million;

•                  Excluding First Marblehead’s obligations under the Stipulation, TERI would provide a general release in favor of First Marblehead and its affiliates relating to all claims arising prior to the date of approval of the Stipulation by the Bankruptcy Court, subject to a carve-out for a dispute relating to certain obligations and restrictions that the Corporation and FMER allege continue to apply to TERI’s use of certain loan data (the “Dispute”);

•                  Excluding TERI’s obligations under the Stipulation and First Marblehead’s allowed claims against TERI’s bankruptcy estate, First Marblehead would provide a general release in favor of TERI and its affiliates relating to all claims arising prior to the date of approval of the Stipulation by the Bankruptcy Court, subject to a carve-out for the Dispute;

•                  TERI and its successors would acknowledge that each of the Corporation and FMER had performed in full all of its respective duties and discharged in full all of its respective obligations arising prior to October 7, 2010 under the transition services agreement dated as of May 30, 2008 among TERI, the Corporation and FMER;

•                  The allowed claims of the Corporation and FMER would be deemed to vote in favor of the Modified Fourth Amended Joint Plan of Reorganization of The Education Resources Institute, Inc. and the Official Committee of Unsecured Creditors, dated August 26, 2010 (the “Plan of Reorganization”); and

•                  None of the Corporation, FMER or FMDS (solely in its individual capacity) would cooperate with or provide any assistance to any entity opposing confirmation of the Plan of

Reorganization, provided that nothing would prevent FMDS from fulfilling its obligations to any securitization trust.

First Marblehead did not have any receivables recorded on its balance sheet at June 30, 2010 in respect of its claims against TERI’s bankruptcy estate.  First Marblehead did, however, record notes payable to TERI in the aggregate outstanding principal amount of $3.0 million as of June 30, 2010.  Pursuant to the terms of the Stipulation, remaining amounts due to TERI under the outstanding notes would be released.

The Bankruptcy Court will also consider confirmation of the Plan of Reorganization at a hearing on October 18, 2010.  If the Plan of Reorganization is confirmed by the Bankruptcy Court and subsequently becomes effective, general unsecured creditors of TERI, including First Marblehead, will receive a pro rata share of cash and future recoveries or other proceeds in respect of a portfolio of defaulted private education loans to be held by a liquidating trust.  General unsecured creditors are expected to receive a small portion of their respective allowed claims shortly following the effective date of the Plan of Reorganization, based on the amount of cash to be transferred from TERI to the liquidating trust pursuant to the Plan of Reorganization.  Additional distributions to general unsecured creditors are expected to occur from time to time, based on the level of recoveries or other proceeds in respect of the loan portfolio to be held by the liquidating trust.  Recoveries on defaulted loans may be collected over many years, and amounts ultimately received by general unsecured creditors may depend in part on the experience and skill of the party or parties managing collections with respect to such loans.

The foregoing summary of the terms of the Stipulation is subject to, and qualified in its entirety by, the Stipulation, which is attached to this current report as Exhibit 99.1 and incorporated by reference herein. A copy of the Plan of Reorganization may be found at: http://chapter11.epiqsystems.com/TER/docket/Default.aspx?rc=1.

Item 9.01.  Financial Statements and Exhibits

(d)           Exhibits

99.1                           Stipulation Resolving Claims of First Marblehead Education Resources, Inc., The First Marblehead Corporation, and First Marblehead Data Services, Inc. dated as of October 7, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE FIRST MARBLEHEAD CORPORATION

Date: October 14, 2010	By:	/s/ Kenneth Klipper
Kenneth Klipper

Managing Director, Chief Financial Officer, Treasurer and Chief Accounting Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Stipulation Resolving Claims of First Marblehead Education Resources, Inc., The First Marblehead Corporation, and First Marblehead Data Services, Inc. dated as of October 7, 2010.